EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES INDEPENDENT TEST RESULTS SHOWING EXCELYTE® IS AN EFFECTIVE PRE-MILKING TEAT DIP FOR DAIRY COWS

Company to Market Excelyte® to Dairy Farmers as an Effective, Less Expensive, Non-Toxic Alternative to Industry Leading Iodine Based Products

LITTLE RIVER, S.C., December 3, 2012 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), today announced test results from two studies conducted by independent third parties showing that Excelyte® is an effective pre-milking teat dip for dairy cows.  The Company believes that Excelyte® provides the dairy farmer with an effective, less expensive, non-toxic alternative to the most commonly used iodine based pre-milking teat dips which generally leave a chemical residue in the milk.  Iodine based products currently account for approximately 70% of the pre-milking teat dip market.

In the first study, independent lab results showed that Excelyte® was effective in eliminating common mastitis pathogens such as coliforms, streptococcus and staphylococcus with as little as a 5% concentration of Excelyte®.   In the second study, three dairies in northern Utah applied Excelyte® as a pre-milking teat dip on 300 cows over a six week period.  This study used the standard teat scoring procedure based on a ranking of teat condition ranging from one to five (five being the worse teat condition).  The results of this study showed significant improvement in all dairy cows involved and dairy cows with the most severe infections (scores of 4 and 5) showed improvement within one week of being treated with Excelyte®.  Each of the studies was monitored by Dr. Scott Tripp, DVM, a recognized dairy consultant.

The Company is now marketing an Excelyte® based product as a pre-milking teat dip treatment, is currently distributing the product to the dairy market through its own internal distribution system and intends to partner with third party distributers for greater market penetration.  The Company is focusing its distribution on Utah, Idaho, Montana, California, Oregon and Washington and is selling Excelyte® solutions to five dairies, with a total of 950 dairy cows.  In addition, the Company has twenty-two dairies, with a total of 23,000 dairy cows, evaluating the product.

Dr. Tripp commented “The primary objective of a pre-milking teat dip is to sanitize the teat without causing teat skin irritation.   This aids in reducing the spread of microorganisms and incidence of new infections, and in minimizing the number of bacteria that find their way into the raw milk supply.   Excelyte® solutions are an ideal pre-milking teat dip since they are effective and do not leave a chemical residue associated with iodine based products.”

Tim Wilkinson, President of Rosehill Dairy, a site where Excelyte® solutions were tested, commented “Teat health and condition are extremely important factors in determining the quantity and quality of milk that dairy cows can produce.  I was very pleased with the results of the Excelyte® product, especially the fact that it is an environmentally safe product that does not leave harmful residue in the milk.”

David LaVance, Chairman, President and Chief Executive Officer of the Company, commented “This is another important product development for IET.  There are over 9,000,000 dairy cows in the United States.  Mastitis, an infection of the cow’s udders, is the costliest cow disease facing the dairy farmers, costing dairy farmers approximately $2 billion annually.  Dairy hygiene is critical in preventing and managing mastitis and preventing other bacteria and pathogens from affecting the health of the dairy cows and the quality of the milk.  Dairy farmers are in need of an effective pre-milking teat dip that will not leave a chemical residue in the milk.  We believe that Excelyte® will have commercial success as a pre-milking teat dip and that it has other applications throughout a farm’s operation such as a post-milking teat dip and a general disinfectant.  I am excited about establishing our market in the mountain west states and rolling out the product nationwide.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells a disinfecting solution under the EcaFlo™ and Excelyte® brand names and sells a cleaning solution under the Catholyte Zero™ brand name.  Both solutions are produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte® solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 282-1055